Exhibit 21.1

Name of the Entity	Jurisdiction

Qinheng Co., Limited	Hong Kong
Qiner Co., Limited	Hong Kong
CLIVST Ltd.	British Virgin Islands
FDT-CL Financial Technology Services Limited	Hong Kong
JQ Technology Co., Limited	Hong Kong
JIALIN Technology Limited	Taiwan
Shanghai Qincheng Information Technology Co., Ltd.	PRC
ChinaLink Professional Services Co., Ltd.	PRC
CLPS Dalian Co., Ltd.	PRC
CLPS Ruicheng Co., Ltd.	PRC
CLPS Beijing Hengtong Co., Ltd.	PRC
Judge (Shanghai) Co., Ltd.	PRC
Judge (Shanghai) Human Resource Co., Ltd.	PRC
CLPS Technology (Australia) Pty. Ltd.	Australia
CLPS Technology (Singapore) Pte. Ltd.	Singapore
CLPS Technology (HK) Co., Ltd.	Hong Kong
CLPS Shenzhen Co., Ltd.	PRC
Tianjin Huanyu Qinshang Network Technology Co., Ltd.	PRC
CLPS Guangzhou Co., Ltd.	PRC